Exhibit 99.1

Contacts

For Investors: ImmunoGen, Inc. Carol Hausner, 781-895-0600 info@immunogen.com	For Media: Michael Lampe, 484-575-5040 michael@scientpr.com

ImmunoGen Reports Third Quarter Fiscal Year 2016 Financial Results
and Provides Corporate Update

– Conference call at 8:00 am ET today will include update on mirvetuximab soravtansine, the first folate receptor α (FRα)-targeting antibody-drug conjugate (ADC), including the design of the FORWARD I trial –

WALTHAM, MA, April 29, 2016 — ImmunoGen, Inc. (Nasdaq: IMGN), a biotechnology company developing targeted cancer therapeutics using its proprietary ADC technology, today reported financial results for the three-month period ended March 31, 2016 — the third quarter of the Company’s 2016 fiscal year. ImmunoGen also provided an update on the Company’s lead program, mirvetuximab soravtansine, and other wholly owned clinical-stage product candidates.

“We are making important progress with our key product programs,” commented Daniel Junius, President and CEO. “In early June, expanded Phase 1 findings with mirvetuximab soravtansine will be presented at ASCO. Based on these data, we are modifying the design of our FORWARD I trial to be a Phase 3 study intended to support full marketing approval. Patient enrollment is proceeding well in our Phase 1b/2 FORWARD II trial that is assessing this novel ADC in combination regimens, and patient dosing has begun in Phase 1 testing of IMGN779, the first ADC utilizing one of our new DNA-alkylating cancer-killing agents.”

Mr. Junius continued, “Our partners are also making progress. Takeda has reported preclinical information on a GCC-targeting ADC it is developing utilizing our DNA-alkylating technology, and Novartis and Sanofi recently presented preclinical data on product candidates with our maytansinoid technology. Phase 1 clinical data with Bayer’s anetumab ravtansine and Sanofi’s SAR566658 are scheduled for poster discussion at ASCO, with data also being presented on Sanofi’s isatuximab.”

ImmunoGen Product Program Updates

Mirvetuximab soravtansine — First FRα-targeting ADC; potential new treatment for FRα-positive ovarian cancer.

•                  Data will be presented at ASCO from a 46-patient Phase 1 expansion cohort assessing this ADC as monotherapy for FRα-positive platinum-resistant ovarian cancer (abstract #5567). This cohort was increased from 20 patients to provide additional experience in the patient population to better inform the design of ImmunoGen’s

FORWARD I trial. The data presented will be updated from the 20-patient data reported previously and from that available at the time of abstract submission.

•                  Based on the expanded findings, ImmunoGen is modifying its FORWARD I trial from a two-stage, Phase 2 trial with response rate as the primary endpoint to a single-stage, Phase 3 trial with progression-free survival as the primary endpoint. Patients with FRα-positive (medium or high) platinum-resistant ovarian cancer treated with up to three prior regimens will be eligible for enrollment.

•                  Patient enrollment is ongoing in the FORWARD II trial assessing mirvetuximab soravtansine in combination regimens. A cohort is being added to assess this novel ADC in combination with Merck’s anti-PD1, pembrolizumab.

IMGN779 — First-in-class CD33-targeting ADC utilizing a DNA-alkylating cancer-killing agent from ImmunoGen’s new family called IGNs.

•                  Patient enrollment has started in the Phase 1 trial assessing this ADC for the treatment of acute myeloid leukemia.

IMGN529 and coltuximab ravtansine — CD37- and CD19-targeting, respectively, ADCs for diffuse large B-cell lymphoma (DLBCL).

•                  Patient enrollment is expected to open shortly in a Phase 2 trial assessing IMGN529 in combination with rituximab and in 1H2017 for coltuximab ravtansine in a combination regimen.

Update on Partner Programs

•                  Phase 1 findings with Sanofi’s SAR566658 and Bayer’s anetumab ravtansine ADCs with ImmunoGen technology have been accepted for poster discussion at ASCO, with data also being presented on Sanofi’s isatuximab (SAR650984).

•                  ImmunoGen, Novartis, and Sanofi had multiple ADC-related presentations at the American Association of Cancer Research (AACR) annual meeting earlier this month. Those by ImmunoGen scientists featured new, novel technologies while those by Novartis and Sanofi related to cadherin6- and LAMP1-targeting ADCs, respectively, utilizing ImmunoGen maytansinoid ADC technology.

•                  Takeda reported data at a scientific conference on a GCC-targeting ADC the company is developing utilizing one of ImmunoGen’s new IGN agents.

Financial Results

For the Company’s quarter ended March 31, 2016 (3QFY2016), ImmunoGen reported a net loss of $31.9 million, or $0.37 per basic and diluted share, compared to net loss of $21.6 million, or $0.25 per basic and diluted share, for the same quarter last year (3QFY2015).

Revenues for 3QFY2016 were $19.7 million, compared to $11.4 million for 3QFY2015. The current period includes a $10 million milestone earned from Bayer with the advancement of anetumab ravtansine into a Phase 2 clinical trial designed to support product registration. License and milestone fees for the prior year period include a

$5 million milestone earned from Novartis with its initiation of LOP628 Phase 1 clinical testing. Revenues in 3QFY2016 include $7.4 million of non-cash royalty revenues, compared with $5.1 million in cash royalty revenues for the prior year period. Revenues for 3QFY2016 also include $1.2 million of clinical materials revenue and $1.1 million of research and development support fees, compared with $0.7 million and $0.5 million, respectively, in the prior year period.

Operating expenses in 3QFY2016 were $47.3 million, compared to $32.7 million in 3QFY2015. Operating expenses in 3QFY2016 include research and development expenses of $36.1 million, compared to $25.7 million in 3QFY2015. This change is primarily due to increased third-party costs related to the advancement of our wholly owned product candidates, increased clinical trial costs, primarily related to our expansion of the mirvetuximab soravtansine development program, and increased personnel expenses, principally due to recent hiring. Operating expenses include general and administrative expenses of $11.2 million in 3QFY2016, compared to $7 million in 3QFY2015. This increase is primarily due to a non-cash stock compensation charge resulting from the CEO transition, as well as increased personnel expenses and professional services.

ImmunoGen had approximately $182.9 million in cash and cash equivalents as of March 31, 2016, compared with $278.1 million as of June 30, 2015, and had no debt outstanding in either period. Cash used in operations was $91.6 million in the first nine months of FY2016, compared with $26.8 million in the same period in FY2015. The prior year period benefited from $25 million in upfront payments received including $20 million in connection with the execution of the right-to-test agreement with Takeda in March 2015, as well as lower operating expenses. Capital expenditures were $8.6 million and $4.5 million for the first nine months of FY2016 and FY2015, respectively.

Financial Guidance for Fiscal Year 2016

ImmunoGen has updated its guidance for its fiscal year ending June 30, 2016. Expected revenues are now projected to be between $60 million and $70 million, compared with previous guidance of between $70 million and $80 million. The change is primarily due to changes in the expected timing of partner events and is mainly non-cash. Operating expenses are now projected to be between $180 million and $185 million, compared with previous guidance of between $175 million and $180 million. The change is primarily related to greater clinical trial costs and non-cash stock compensation charges. The Company’s guidance for its net loss is now expected to be between $135 million and $140 million, compared to its previous estimate of $120 million and $125 million with most of this change being non-cash related.

ImmunoGen now projects cash and cash equivalents at June 30, 2016 to be between $155 million and $160 million, compared to previous guidance of $165 million to $170 million. This change reflects the cash impact of less partner upfront and milestone payments. The Company’s guidance for cash used in operations is now projected to be between $110 million and $115 million, which had previously been $100 million and

$105 million. The Company’s guidance for capital expenditures remains unchanged, which is between $13 million and $15 million.

Conference Call Information

ImmunoGen is holding a conference call today at 8:00 am ET to discuss these results. To access the live call by phone, dial 913-312-0936; the conference ID is 7099318. The call also may be accessed through the Investors section of the Company’s website, www.immunogen.com. Following the live webcast, a replay of the call will be available at the same location through May 13, 2016.

About ImmunoGen, Inc.

ImmunoGen is a clinical-stage biotechnology company that develops targeted anticancer therapeutics using its proprietary ADC technology. The Company’s lead product candidate, mirvetuximab soravtansine, has demonstrated encouraging activity and tolerability in early clinical testing for folate receptor α-positive ovarian cancer and is progressing to advanced clinical testing. ImmunoGen’s ADC technology is used in Roche’s marketed product, Kadcyla®, and in programs in development by partners Amgen, Bayer, Biotest, CytomX, Lilly, Novartis, Sanofi and Takeda. More information about the Company can be found at www.immunogen.com.

Kadcyla® is a registered trademark of Genentech, a member of the Roche Group.

This press release includes forward-looking statements based on management’s current expectations. These statements include, but are not limited to, ImmunoGen’s expectations related to: the Company’s revenues, operating expenses, net loss, cash used in operations and capital expenditures in its 2016 fiscal year; its cash and marketable securities as of June 30, 2016; the occurrence, timing and outcome of potential pre-clinical, clinical and regulatory events related to the Company’s and its collaboration partners’ product programs; and the presentation of preclinical and clinical data on the Company’s and collaboration partners’ product candidates. For these statements, ImmunoGen claims the protection of the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Various factors could cause ImmunoGen’s actual results to differ materially from those discussed or implied in the forward-looking statements, and you are cautioned not to place undue reliance on these forward-looking statements, which are current only as of the date of this release. Factors that could cause future results to differ materially from such expectations include, but are not limited to: the timing and outcome of ImmunoGen’s and the Company’s collaboration partners’ research and clinical development processes; the difficulties inherent in the development of novel pharmaceuticals, including uncertainties as to the timing, expense and results of preclinical studies, clinical trials and regulatory processes; ImmunoGen’s ability to financially support its product programs; ImmunoGen’s dependence on collaborative partners; industry merger and acquisition activity; and other factors more fully described in ImmunoGen’s Annual Report on Form 10-K for the fiscal year ended June 30, 2015 and other reports filed with the Securities and Exchange Commission.

-Financials Follow-

ImmunoGen, Inc. Reports Third Quarter Fiscal Year 2016 Financial Results

IMMUNOGEN, INC.

SELECTED FINANCIAL INFORMATION

(in thousands, except per share amounts)

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	March 31,	June 30,
	2016	2015
ASSETS

Cash and cash equivalents	$182,913	$278,109
Other assets	39,434	35,714

Total assets	$222,347	$313,823

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities	$39,830	$35,810
Long-term portion of deferred revenue and other long-term liabilities	223,660	242,909
Shareholders’ equity	(41,143)	35,104

Total liabilities and shareholders’ equity	$222,347	$313,823

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2016	2015	2016	2015

Revenues:
License and milestone fees	$10,077	$5,078	$26,839	$52,729
Royalty revenue	—	5,099	195	13,890
Non-cash royalty revenue	7,380	—	19,355	—
Clinical materials revenue	1,198	718	3,526	4,171
Research and development support	1,059	532	2,679	2,140

Total revenues	19,714	11,427	52,594	72,930

Expenses:
Research and development	36,094	25,666	109,425	81,331
General and administrative	11,235	7,000	27,618	20,967

Total operating expenses	47,329	32,666	137,043	102,298

Loss from operations	(27,615)	(21,239)	(84,449)	(29,368)

Non-cash interest expense on liability related to sale of future royalty	(4,972)	—	(15,174)	—
Other income (loss), net	659	(379)	728	(897)

Net loss	$(31,928)	$(21,618)	$(98,895)	$(30,265)

Net loss per common share, basic and diluted	$(0.37)	$(0.25)	$(1.14)	$(0.35)

Weighted average common shares outstanding, diluted	87,035	86,080	86,948	85,962